     As filed with the Securities and Exchange Commission on July 30, 1999
                                                           Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                   FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               -----------------
                           ARTHUR J. GALLAGHER & CO.
             (Exact name of Registrant as specified in its charter)

                             Delaware                    36-2151613
                    (State or other jurisdiction of    (I.R.S. Employer
                    incorporation or organization)    Identification No.)

         Two Pierce Place, Itasca, Illinois 60143-3141, (630) 773-3800 (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                            John C. Rosengren, Esq.
                      Vice President and General Counsel
                           Arthur J. Gallagher & Co.
        Two Pierce Place, Itasca, Illinois  60143-3141, (630) 773-3800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ---------------------
                                With Copies to:
                           Kurt W. Florian, Jr., Esq.
                             Katten Muchin & Zavis
                             525 West Monroe Street
                            Chicago, Illinois 60661
                                 (312) 902-5200
                            -----------------------
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] _____
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] _____
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                 Proposed
                                                                 Maximum          Proposed Maximum
 Title of Each Class of Securities to be    Amount to be     Offering Price          Aggregate               Amount of
 Registered                                 Registered         Per Share           Offering Price        Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value               25,000 shares (1)   $52.3125(2)       $1,307,812.50(2)          $363.57(3)
====================================================================================================================================

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of our common stock as reported on the Consolidated Transaction Reporting System for securities listed on the New York Stock Exchange on July 29, 1999.

(3) Of this total amount, $327.08 was previously paid by us in connection with our registration statement on Form S-1 (Reg. No. 333-75197), filed with the Securities and Exchange Commission on March 29, 1999.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, and it is not soliciting an offer to buy, these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JULY 30, 1999
PROSPECTUS



                                 25,000 SHARES

                                  COMMON STOCK

     This prospectus relates to the issuance from time to time of up to 25,000 shares of our common stock upon the exercise of an option granted to The Arthur
J. Gallagher Foundation.

     Our common stock is traded on the New York Stock Exchange under the trading symbol AJG. The last sales price of our stock on July 29, 1999 was $52.25 per share.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                        Prospectus dated July ___, 1999

     This prospectus incorporates important business and financial information that is not included in or delivered with this prospectus. This information is available without charge to security holders upon oral or written request to Arthur J. Gallagher & Co., Two Pierce Place, Itasca, Illinois 60143-3141, attention: Investor Relations (Tel. (630) 773-3800).

                             ---------------------

     We have not authorized any person to provide information or make any representation about this offering that is not in this prospectus. Prospective investors should rely only on the information contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is prohibited. Information in this prospectus is correct only as of its date, regardless of when any later offer or sale occurs.


                               TABLE OF CONTENTS

                                             PAGE
                                             ----
The Company.................................  3
Plan of Distribution........................  3
Available Information.......................  3
Where You Can Find More Information.........  4
Validity of Common Stock....................  5
Experts.....................................  5

                                  THE COMPANY

     We provide insurance brokerage, risk management, employee benefit services and other related services to our clients in the United States and abroad. Our principal business is the negotiation and placement of insurance for our clients. We also specialize in furnishing risk management services. Risk management involves assisting clients in analyzing risks. This analytical process involves determining whether proper protection is best obtained through the purchase of insurance or through retention of all or a portion of those risks and the adoption of corporate risk management policies and cost-effective loss control and prevention programs. Risk management services also include claims management, loss control consulting, property appraisals and insurance related investigative services. We believe that our ability to deliver comprehensively structured risk management and brokerage services is one of our major strengths.

     We operate through a network of approximately 200 offices located throughout the United States and six countries abroad and through a network of correspondent brokers and consultants in more than 100 countries around the world. Some of these offices are fully staffed with sales, marketing, claims and other service personnel; others function as servicing offices for our brokerage and risk management service operations. Our international operations include a Lloyd's broker and affiliated companies in London, England and other facilities in Australia, Bermuda, Canada, Scotland and Papua New Guinea.

     We were founded in 1927 and were reincorporated as a Delaware corporation in 1972. Our principal executive offices are located at Two Pierce Place, Itasca, Illinois 60143-3141, and our telephone number is (630) 773-3800.

                             PLAN OF DISTRIBUTION

     This prospectus relates to the issuance from time to time of up to 25,000 shares of our common stock under an option granted to The Arthur J. Gallagher Foundation on August 31, 1998. All or part of the vested portion of the option may be exercised at a purchase price of $37.00 per share at any time prior to August 30, 2003, when the option will terminate completely. One-fifth of the shares underlying the option became exercisable on January 1, 1999. The remainder of the option will be exercisable as to one-fifth of the total underlying shares on each of the first four anniversaries of January 1, 1999.

     The net proceeds received by us upon the exercise of the option will be added to our capital and will be used for general corporate purposes. The shares of common stock issuable upon the exercise of the option will be offered solely by us, and no underwriters are participating in the offering.

                             AVAILABLE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov." Our common stock is listed on the NYSE under the symbol "AJG" and the periodic reports, proxy statements and other information we file with the SEC may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

                       WHERE YOU CAN FIND MORE INFORMATION

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents and information listed below:

     (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed on March 26, 1999.

     (2) Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed on July 7, 1999.

     (3) Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999, filed on May 17, 1999.

     (4) Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999, filed on July 8, 1999.

     (5) The description of our common stock contained in Form 8-A (registration no. 0-13480), which incorporates by reference our registration statement on Form S-1 (registration no. 2-89195), and the description of common share purchase rights currently attached to the common stock contained in Form 8-A (registration no. 0-13480) filed with the SEC on May 12, 1987 and in Current Report on Form 8-K (registration no. 0-13480) filed with the SEC on May 18, 1987.

     In addition, this prospectus incorporates by reference any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of the initial filing of the registration statement that includes this prospectus until the termination of the offering. Information in this prospectus supersedes related information in the documents listed above and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

          Arthur J. Gallagher & Co.
          Two Pierce Place
          Itasca, Illinois 60143-3141
          Attention: Investor Relations
          (630) 773-3800

     This prospectus is part of a registration statement that we have filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                           VALIDITY OF COMMON STOCK

     For the purpose of this offering, our General Counsel, John C. Rosengren, Esq., is providing an opinion on the validity of the shares. Mr. Rosengren holds options for 17,900 shares.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our amended Annual Report on Form 10-K/A for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     Set forth below is an estimate of the approximate amount of fees and expenses (other than underwriting commissions and discounts) payable by us in connection with the issuance and distribution of our common stock pursuant to the prospectus contained in this registration statement. We will pay all of these expenses. All amounts are estimates except the SEC registration fee and the New York Stock Exchange listing fee.

                                                               Approximate
                                                                 Amount
                                                               -----------

     Securities and Exchange Commission registration fee......  $  363.57
     New York Stock Exchange listing fee......................   1,500.00
     Accountants' fees and expenses...........................   1,000.00
     Legal fees and expenses..................................   5,000.00
     Miscellaneous expenses...................................      36.43
                                                                ---------
      Total...................................................  $7,900.00
                                                                =========

Item 15.  Indemnification of Directors and Officers

     Article Seventh of our By-laws (filed as Exhibit 3.2) and Article Thirteenth of our Restated Certificate of Incorporation (filed as Exhibit 3.1) provide in effect for our indemnification of each of our directors, officers, employees or agents to the full extent permitted by the Delaware General Corporation Law.

     Article Seventh of our By-laws provides that we shall indemnify any person in connection with any action, suit, or proceeding brought or threatened by reason of the fact that he or she is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another enterprise, against all costs actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar indemnity is permitted to be provided to such persons in connection with an action or suit by us or in our right, and provided further that such person shall not have been adjudged liable for negligence or misconduct in the performance of his or her duty to us, unless, in view of all the circumstances of the case, the court in which the action or suit was brought determines that such person despite the adjudication of liability is fairly and reasonably entitled to indemnity for such expenses.

     Article Thirteenth of our Restated Certificate of Incorporation eliminates the liability of our directors for monetary damages for breach of fiduciary duty as a director except where a director breaches his or her duty of loyalty to us and our stockholders, fails to act in good faith or engages in intentional misconduct or a knowing violation of law, authorizes the payment of a dividend or stock repurchase which is illegal under Section 174 of the Delaware General Corporation Laws or obtains an improper personal benefit.

     We also maintain and pay premiums on a directors' and officers' liability insurance policy and have entered into an indemnity agreement with each of our directors and officers. The provisions of the indemnity agreement alter or clarify the statutory indemnity in the following respect: (1) indemnity will be explicitly provided for settlements in derivative actions; (2) prompt payment of litigation expenses will be provided in advance of indemnification; (3) prompt indemnification of advances of expenses will be provided unless a determination is made that the director or officer has not met the required standard; (4) the director or officer will be permitted to petition a court to determine whether his actions meet the standards required; and (5) partial indemnification will be permitted in the event that the director or officer is not entitled to full indemnification. In addition, the indemnity agreement specifically includes indemnification with respect to actions, suits or proceedings brought under and/or predicated upon the Securities Act of 1933 and/or the Securities Exchange Act of 1934.

     The preceding summary is qualified in its entirety by our Restated Certificate of Incorporation, By-laws and the indemnity agreement.

Item 16.  Exhibits

     The following exhibits are filed herewith or incorporated herein by reference.

Exhibit No.          Description of Exhibit                              Location
-----------  --------------------------------------  ------------------------------------------------
  3.1        Our Restated Certificate of             Incorporated by reference to the same exhibit
             Incorporation.                          number to our Form 10-Q quarterly report for the
                                                     quarterly period ended June 30, 1996, file no.
                                                     1-9761.

  3.2        Our By-laws.                            Incorporated by reference to the same exhibit
                                                     number to our Form S-1 registration statement
                                                     no. 33-10447.

  3.3        Rights Agreement between us and Bank    Incorporated by reference to exhibits 1 and 2 to
             of America Illinois (formerly           our Form 8-A registration statement filed May
             Continental Illinois National Bank and  12, 1987, file no. 0-13480.
             Trust Company of Chicago).

  3.4        Assignment and Assumption Agreement of  Incorporated by reference to the same exhibit
             Rights Agreement by and among           number to our Form S-8 registration statement
             Bank of America Illinois (formerly      no. 33-38031.
             Continental Illinois National Bank and
             Trust Company of Chicago), Harris
             Trust and Savings Bank and us.

  3.5        Amendment no. 1 to exhibit 3.3.         Incorporated by reference to the same exhibit
                                                     number to our Form 10-Q quarterly report for the
                                                     quarterly period ended June 30, 1996, file no.
                                                     1-9761.

  4.1        Instruments defining the rights of      Relevant portions contained in our Restated
             security holders.                       Certificate of Incorporation and By-laws and the
                                                     Rights Agreement in exhibits 3.1, 3.2 and 3.3,
                                                     respectively, hereby incorporated by reference.

  4.4        Credit Agreement dated February 16,     Incorporated by reference to the same exhibit
             1993.                                   number to our Form 10-K annual report for 1992,
                                                     file no. 1-9761.

  5.0        Opinion of John C. Rosengren, our Vice
             President and General Counsel,
             including consent.

 23.1        Consent of Ernst & Young LLP, as
             independent auditors.

 23.2        Consent of John C. Rosengren, our Vice  Included in exhibit 5.0.
             President and General Counsel

 24.0        Powers of Attorney.

*27.0        Financial Data Schedule.

__________________
* Incorporated herein by reference to our amended Form 10-K/A annual report for 1998, file no. 1-9761.

Item 17. Undertakings

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Arthur J. Gallagher & Co. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Itasca, State of Illinois, on the 30th day of July, 1999.

                              ARTHUR J. GALLAGHER & CO.


                              By: /s/ J. Patrick Gallagher, Jr.
                                 -------------------------------------------
                                      J. Patrick Gallagher, Jr.
                                      President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on July 30, 1999 by the following persons in the capacities indicated.

          Signature                              Title
------------------------------   ---------------------------------------


   /s/ Robert E. Gallagher*      Chairman and Director
------------------------------
    (Robert E. Gallagher)


/s/ J. Patrick Gallagher, Jr.    President and Director (Chief Executive
------------------------------   Officer)
 (J. Patrick Gallagher, Jr.)


   /s/ Michael J. Cloherty       Executive Vice President and Director
------------------------------   (Chief Financial Officer)
    (Michael J. Cloherty)


     /s/ Jack H. Lazzaro         Vice President--Finance (Chief Accounting
------------------------------   Officer)
      (Jack H. Lazzaro)


   /s/ T. Kimball Brooker*       Director
------------------------------
     (T. Kimball Brooker)


   /s/ Peter J. Durkalski*       Director
------------------------------
     (Peter J. Durkalski)


    /s/ Jack M. Greenberg*       Director
------------------------------
     (Jack M. Greenberg)


 /s/ Frank M. Heffernan, Jr.*    Director
------------------------------
  (Frank M. Heffernan, Jr.)


   /s/ Philip A. Marineau*       Director
------------------------------
     (Philip A. Marineau)


    /s/ Walter F. McClure*       Director
------------------------------
     (Walter F. McClure)


     /s/ James R. Wimmer*        Director
------------------------------
      (James R. Wimmer)


     /s/ Ilene S. Gordon*        Director
------------------------------
      (Ilene S. Gordon)



                              *By: /s/ John C. Rosengren
                                   ------------------------------
                                       John C. Rosengren,
                                       Attorney-in-fact

                               INDEX TO EXHIBITS


 Exhibit
 Number                     Exhibit
 -------   ------------------------------------------------------------------
   5 Opinion of John C. Rosengren, Esq., our Vice President and General Counsel, including consent.

  23.1     Consent of Ernst & Young LLP, as independent auditors.

  23.2 Consent of John C. Rosengren, Esq., our Vice President and General Counsel, (contained in his opinion filed as Exhibit 5 hereto).

  24       Powers of Attorney.